March 27, 2002





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Paving Stone Corporation (former name- Cottage Investments, Inc.)

We have read the statements that Paving Stone Corporation, Inc. included under
Item 4 of the Form 8-K/A-2 report it filed on March 27, 2002 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,



Tauber & Balser, PC